Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Brian Garabedian

Borland Software Corporation

408-863-2930

bgarabedian@borland.com

Borland Names David Packer

Senior Vice President World Wide Field Operations

Vice president of field operations for Americas and APAC regions to assume top sales job from Matthew Thompson who is leaving Borland to join Adobe Systems

Cupertino, CA — January 2, 2007 — Borland Software Corporation (NASDAQ: BORL), the global leader for Software Delivery Optimization, today announced the appointment of David Packer as the company’s new senior vice president of world wide field operations. In addition to becoming a member of the company’s executive team, Mr. Packer will now have responsibility for the overall direction of Borland’s sales efforts. Borland also announced today that Matthew Thompson, former SVP of world wide field operations, is leaving Borland to head Adobe System’s global sales organization.

“Dave is a seasoned enterprise sales executive who is largely responsible for reengineering our US region which is the driving force behind our Application Lifecycle Management (ALM) revenue growth. I’m excited that he will now be working directly with our global sales organizations to achieve similar results world wide,” said Tod Nielsen, president and CEO of Borland Software.

Mr. Nielsen continued: “I want to thank Matt for his three years of service at Borland. He helped lay the foundation for Borland’s shift to enterprise solution selling, and his efforts have strengthened our ability to sell our products and services within the growing ALM sector. We wish him all the best in his next pursuit.”

David Packer joined Borland Software Corporation in 2005 as the Vice President of Americas. Previously, Mr. Packer was a Vice President and Managing Director at PeopleSoft. Prior to PeopleSoft’s acquisition, Mr. Packer was employed at JD Edwards & Company from 1993 through 2003 where his most recent position was Vice President and General Manager.

Mr. Packer earned a Masters of Science from Massachusetts Institute of Technology and a Bachelor of Arts from Claremont McKenna College.

About Borland

Founded in 1983, Borland (NASDQAQ: BORL) is a global leader in application lifecycle management (ALM), providing solutions that make software delivery a more manageable, efficient and predictable business process. Borland provides the software, services and training that enable companies to achieve Software Delivery Optimization and maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit http://www.borland.com.

Borland and all other Borland brand and product names are service marks, trademarks or registered trademarks of Borland Software Corporation or its subsidiaries in the United States and other countries.

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